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                                                                    EXHIBIT 99.1

                                SUBSCRIPTION FORM

TO: Fairfield Inn by Marriott Limited       Expiration Date: 5:00 p.m., New York
    Partnership                             City time, November 20, 2001

The undersigned hereby subscribes for the principal amount of notes indicated below upon the terms and conditions specified in the Prospectus related to the notes, receipt of which is acknowledged. The notes subscribed for do not exceed $275 principal amount for each unit of limited partnership interest owned by the undersigned as of September 30, 2001.

Principal Amount of Notes Subscribed For (Subscription Payment): $____________

The subscription payment will be deemed to have been received by the partnership only upon its receipt of a bank certified or cashier's check payable in U.S. dollars to Fairfield Inn by Marriott Limited Partnership. It is anticipated that the closing of the sale of notes will occur as soon as practicable following the expiration date. Except as set forth below, the delivery will be made to the address shown on this subscription form. The signature on this subscription form must correspond with the name of the registered limited partner exactly as it appears on this form without any alteration whatsoever. Persons who sign this form in a representative or other fiduciary capacity must indicate their capacity when signing and must certify to us as to their authority to so act.

Name and/or address for mailing of notes, if other than as shown on this Subscription Form:

Name:
     --------------------------------

Address:
        -----------------------------

[ ]  Check here if permanent change of address

Please give your daytime telephone number: (   )______________________



                                                 -------------------------------
                                                 Name: